Exhibit 99.1

On November 7, 2019, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $875.8 million, as of September 30, 2019, today announced that it is recommencing the operation of its common stock repurchase program. The Company’s repurchase program, which was originally adopted in July 2005, currently authorizes the repurchase of up to 600,000 shares of Company common stock. The Company has not effected any repurchase under the repurchase program since the fourth quarter of 2016. To date, the Company has repurchased approximately 397,334 shares under the program. The stock repurchase program authorizes the Company to make repurchases from time to time on the open market or in privately negotiated transactions, as the securities laws and market conditions permit. The market purchases will be made through a market maker in the Company's stock. The privately negotiated purchases will be considered on a case-by-case basis and will be made at prevailing market prices.

"United’s share repurchase program reflects the Board of Directors' and management's continued commitment to delivering increased value to our shareholders" stated Brian D. Young, the Company’s President and CEO, "United’s strong balance sheet and disciplined approach to capital allocation should allow for continued investment in our business while opportunistically returning capital to our shareholders." At September 30, 2019, the Company had 3,272,315 shares of common stock outstanding.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Huron, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth, Westerville, and Worthington Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2018 Form 10-K.